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                                                                    Exhibit 99.1

           Contacts:        Jack M. Gallagher
                            President
                            Chief Executive Officer
                            (716) 647-6400

                            Catherine D'Amico
                            Sr. V.P. - Finance
                            Chief Financial Officer
                            (716) 647-6400

FOR IMMEDIATE RELEASE



                       MONRO MUFFLER BRAKE TO ACQUIRE 205
                        SPEEDY MUFFLER STORES IN THE U.S.


ROCHESTER, N.Y., APRIL 13, 1998 -- MONRO MUFFLER BRAKE, INC. (NASDAQ: MNRO) announced today that it has signed a definitive agreement with Speedy Muffler King Inc. (TSE: SMK) of Toronto, Canada to acquire 192 company-operated and 13 franchised Speedy stores in the United States. Sales for the fiscal year ended January 3, 1998 for the 192 company-operated stores, some of which were opened only part of the year, were approximately $86.5 million. The all-cash purchase transaction will be effected by the payment of $52 million and is subject to customary terms and conditions, including review under the Hart-Scott-Rodino Act, the obtaining of necessary consents, and Monro's securing of financing necessary to consummate the transaction. The transaction is expected to close this summer.

"We are delighted with the opportunity to substantially enhance our competitive position in the attractive northeast market where both our Monro stores and the Speedy stores to be acquired are located," said Jack Gallagher, Chief Executive Officer of Monro Muffler Brake. "The purchase of these stores will grow our store base to approximately 550 locations. While we expect the acquisition to have a slightly dilutive impact on our fiscal 1999

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earnings per share while we integrate the business, we anticipate that these operations should begin to contribute to our earnings per share during our fiscal year 2000, and should be increasingly accretive in subsequent years.

"Like Monro, Speedy is a strong chain with an excellent reputation for providing customer-oriented service. The similarities in fundamental strategy, management infrastructure, geographic coverage, and store size, should enable Monro to achieve immediate synergies and economies with the new locations. Changes in inventory purchasing and distribution methods should provide a very strong opportunity for increased margins in the acquired locations.

"Additionally, we expect the new stores will create substantial long-term opportunities to improve margins and overall operating performance as Monro diversifies and enhances the product and service offerings at the acquired locations."

Mr. Gallagher explained, "Monro has aggressively responded to fundamental changes in our industry's dynamics in recent years by expanding our focus beyond exhaust systems to include brakes, steering and suspension systems, tires, and batteries. In March, we completed the roll-out of our scheduled maintenance services which offer customers a convenient and affordable way to keep their automobiles in compliance with their warranty schedules. These are the types of innovative programs that Monro has proactively implemented to remain competitive in all types of environments. This acquisition will offer us a tremendous opportunity to further capitalize on our strategy as we bring additional products and services to these new locations."


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The Company noted that while the 205 Speedy stores are in the same general markets in which Monro competes, Monro and Speedy locations are mainly situated in non-overlapping areas. The Company expects to close less than 20 underperforming Speedy stores. Additionally, because of similarities in management structures, Monro plans to retain all of Speedy's current store personnel as well as "area" and "market" managers who function in similar capacities as Monro's "regional" and "district" managers.

Monro Muffler Brake operates a chain of stores providing automotive undercar repair services in the United States. The Company currently operates 350 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina and Indiana. Monro's stores provide a full range of services for mufflers and exhaust systems, brake systems, steering and suspension systems and many vehicle maintenance services.


Certain statements made above may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve uncertainties which may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties include, but are not necessarily limited to, uncertainties affecting retail generally (such as consumer confidence, and national and local economic conditions); risks related to the level of demand for auto repair; risks that the acquisition will not be accretive as soon as anticipated by Monro or at all; risks that the acquisition will not result in improved margins or overall operating performance, and in fact could negatively impact Monro; risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates); dependence on, and competition within, the primary markets in which the Company's stores are located; the need for, and costs associated with, store renovations and other capital expenditures; and the risks described from time to time in the Company's SEC reports which include the report on Form 10K for the fiscal year ended March 31, 1997.

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